UNITED STATES SECURITIES AND EXCHANGE COMMISSION

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RESONANT INC.

(Name of Registrant as Specified in its Charter)

PARK CITY CAPITAL, LLC

PARK CITY CAPITAL OFFSHORE MASTER, LTD.

MICHAEL J. FOX

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Park City Capital Announces Proxy Contest at Resonant Inc.

to Maximize Value for Shareholders

DALLAS, TX, October 6, 2017 – Park City Capital, LLC, the beneficial owner with its affiliates of approximately 6.5% of the shares of Resonant Inc. (Nasdaq: RESN), today announced that it will initiate a proxy contest to elect a new board of directors at Resonant’s next annual meeting of shareholders expected to be held in early June 2018. Resonant’s full board of directors is elected annually.

Park City believes that Resonant is in critical need of new leadership at the board level to take the company in a new direction. Park City is concerned that the Resonant board includes two company executives and a company service provider and overall lacks representation by shareholders with meaningful ownership in the company. Park City believes that a board with true “skin in the game” will better advance shareholder interests.

Park City is concerned that the current Resonant board—with a lack of meaningful ownership in the company—has been all too eager to continually return to the capital markets to effectuate dilutive financings and to implement excessive equity programs for executives. Park City is even more concerned that the Resonant board has carried out its dilutive financing strategy while deliberately excluding Park City’s current board representative from the board’s review process. Park City has attempted to work constructively with the board, but has repeatedly been rebuffed and excluded simply for raising valid board matters for consideration.

Park City believes that Resonant’s stock price does not reflect the true value of the company based on the potential for the company’s technology. Park City believes that Resonant may be able to achieve a better outcome for shareholders by pursuing a sale of the company, which Park City believes is likely to attract a buyer willing to value the company more favorably than the current market for Resonant stock.

Resonant has stated that its technology is “creating a potential disruptive force in the RFFE supply chain that historically has been dominated by a few key players.” Park City believes that a likely acquirer of Resonant is an established filter manufacturer/module company, which would be better off acquiring Resonant’s technology than allowing it to disrupt the industry, would be in a better position to maximize the value of Resonant’s technology in the market, and would not want any of its competitors to own Resonant’s technology.

Park City intends to nominate a full slate of highly qualified and independent director candidates to replace Resonant’s current board. Over the next several months, Park City will complete its review and selection of a full slate of highly capable director candidates. Park City encourages shareholders to contact Park City to propose potential board candidates for inclusion in the slate.

On October 25, 2016, Park City announced that it was initiating a proxy contest to elect new directors at ARI Network Services, Inc. (Nasdaq: ARIS) because it believed that ARI was undervalued and had a unique opportunity to maximize shareholder value by seeking to sell the company. Park City wrote letters to the ARI board and engaged in extended discussions with the ARI board in an effort to advance and assist with a sale of the company. On June 21, 2017, ARI announced that it had entered into a definitive agreement to be acquired in an all-cash transaction representing a 33% premium to ARI’s 60-day average closing stock price. The acquisition of ARI was closed on August 29, 2017.

Resonant and ARI are in different industries and at different stages of development, and Park City believes that Resonant could attract a much higher premium to its stock price in a sale transaction. However, although Park City’s efforts at ARI were highly successful, it cannot guarantee the same or better results at Resonant. Park City can promise, however, that it will make every effort to maximize value for shareholders.

If you own shares of Resonant, Park City would like to hear from you. Please contact Alliance Advisors, Park City’s proxy advisor, toll-free at 855-737-3183, or Michael J. Fox of Park City at 214-855-0801.

# # #

Park City Capital, LLC and Park City Capital Offshore Master, Ltd. intend to make a filing with the SEC of a proxy statement and accompanying proxy card to solicit votes for the election of director nominees at the 2018 annual meeting of shareholders of Resonant Inc.

Park City Capital Offshore Master, Ltd. beneficially owns 1,035,000 shares of common stock, and warrants to purchase an additional 335,000 shares of common stock, of Resonant. Park City Capital, LLC, which is the investment manager of Park City Capital Offshore Master, Ltd., and Michael J. Fox, who serves as the managing member of Park City Capital, LLC, also beneficially own these shares. In addition, Mr. Fox holds 28,667 shares of common stock, warrants to purchase 10,700 shares, and 29,594 restricted stock units of Resonant in his individual capacity.

Park City Capital, LLC, Park City Capital Offshore Master, Ltd., their control persons, and their nominees to the Resonant board will be the participants in this proxy solicitation. Information regarding the participants and their interests in the solicitation will be included in Park City’s proxy statement and other materials filed with the SEC. SHAREHOLDERS OF RESONANT SHOULD READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE ANNUAL MEETING AND PARK CITY’S NOMINEES TO THE BOARD AND SOLICITATION OF PROXIES. THESE PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM ALLIANCE ADVISORS, LLC.

Contact:

Alliance Advisors

Peter Casey, 973-873-7710

Toll-free number: 855-737-3183